   As filed with the Securities and Exchange Commission on January   , 2001
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           EFFICIENT NETWORKS, INC.
            (Exact name of Registrant as specified in its charter)

                                ---------------

                     Delaware                                          75-2486865
         (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                         Identification Number)

                                4849 Alpha Road
                              Dallas, Texas 75244
                                (972) 852-1000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                Bruce W. Brown
                            Chief Executive Officer
                           Efficient Networks, Inc.
                                4949 Alpha Road
                              Dallas, Texas 75244
                                (972) 852-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                             Adam R. Dolinko, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                       Palo Alto, California 94304-1050
                                (650) 493-9300

                                ---------------
  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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                        CALCULATION OF REGISTRATION FEE

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                                                            Proposed Maximum
 Title of Each Class of                    Proposed Maximum    Aggregate
       Securities           Amount to be    Offering Price      Offering        Amount of
    to be Registered         Registered    Per Security(1)      Price(1)     Registration Fee
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Common Stock, $0.001 par
 value per share........  1,221,456 shares      $9.91        $12,104,629.00     $3,030.00
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on a per share price of $9.77, the average of the high and low reported sales prices of the Registrant's common stock on the Nasdaq National Market on January 8, 2001.

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  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission if effective. This prospectus is not an + +offer to sell these securites and is not soliciting an offer to buy these +
+securities in any state where the offer is not permitted.                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JANUARY 16, 2001

                            EFFICIENT NETWORKS, INC.

                                1,221,456 Shares

                                  Common Stock

  This prospectus relates to the offer and sale of up to 1,221,456 shares of Efficient Networks, Inc. common stock by the selling securityholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling securityholders.

  The reported last sales price of our common stock on the Nasdaq National Market on January 12, 2001 was $13.6875 per share. Our common stock is traded in the Nasdaq National Market under the symbol "EFNT."

                                 ------------

  The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus for information that you should consider before purchasing these securities.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    This prospectus is dated          , 2001

  You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   3
Summary....................................................................   4
Risk Factors...............................................................   5
Use Of Proceeds............................................................  14
Selling Securityholders....................................................  15
Plan Of Distribution.......................................................  16
Legal Matters..............................................................  17
Experts....................................................................  17

                      WHERE YOU CAN FIND MORE INFORMATION

  We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices; 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

  The Commission allows us to "incorporate by reference" into this prospectus the information we file with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete:

  . The description of our Common Stock which is contained in our Registration Statement on Form 8-A filed with the Commission on June 22, 1999 pursuant to Section 12 of the Exchange Act (File No. 000-26473), and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description;

  .  Our Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

  . Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;

  . Our Current Report on Form 8-K as filed with the Commission on January 16, 2001; and

  .  Flowpoint Corporation's Financial Statements included in our
     Registration Statement on Form S-1 as filed with the Commission on January 10, 2000 (Registration No. 333-94289).

  You may request a copy of these filings, at no cost, by contacting us at the following address:

                         Investor Relations Department
                           Efficient Networks, Inc.
                                4849 Alpha Road
                              Dallas, Texas 75244
                           Telephone: (972) 852-1000
                        E-Mail: investor@efficient.com

  You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

  This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into this prospectus. When used in this prospectus, the terms "Efficient," "we," "our" and "us" refer to Efficient Networks, Inc. and not to the selling securityholders.

                            Efficient Networks, Inc.

  Efficient Networks is a worldwide developer and supplier of high-speed digital subscriber line customer premises equipment for the broadband access market. Our digital subscriber line, or DSL, solutions enable telecommunications and other network service providers to provide high-speed, cost-effective broadband access services over the existing copper wire telephone infrastructure to business and residential markets. We focus on developing and producing single- and multiple-user DSL customer premises equipment for small- to medium-size businesses, branch offices of large corporations and consumers. Our DSL products enable applications such as high-speed Internet access, electronic commerce, access to computer networks from remote locations, telecommuting and extensions of corporate networks to branch offices.

  We were incorporated in Delaware in 1993. Our principal executive offices are located at 4849 Alpha Road, Dallas, Texas 75244 and our telephone number is
(972) 852-1000. Our Website is located at http://www.efficient.com. Information contained on our Website does not constitute part of this prospectus.

  On September 27, 2000, we completed the acquisition of Multimedia Development Corporation, a developer of software-based network management systems and solutions for the broadband networking industry, in exchange for 2,442,910 shares of our common stock. This registration statement covers the resale of up to fifty percent of the shares issued in the acquisition.

                                 RISK FACTORS

  Before you invest in the shares of Efficient common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase shares of common stock. The risks set out below are not the only risks we face.

  If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of the common stock could decline, and you may lose all or part of your investment.

  Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated herein by reference. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Risks Associated With the Digital Subscriber Line Industry

Sales of our products depend on the widespread adoption of broadband access services and if the demand for broadband access services does not develop, then our results of operations and financial condition would be adversely affected.

  Our business would be harmed, and our results of operations and financial condition would be adversely affected, if the use of broadband access services does not increase as anticipated, or if our customers' broadband access services are not well received in the marketplace. Certain critical factors will likely continue to affect the development of the broadband access services market. These factors include:

  .  quality and reliability of service;

  .  availability of cost-effective, high-speed service,

  .  ability to integrate business applications on the Internet;

  .  interoperability among multiple vendors' network equipment;

  .  congestion in service providers' networks;

  .  security concerns; and

  .  ability to meet growing demands for increasing bandwidth.

  Even if these factors are adequately addressed, the market for broadband access services to the Internet and corporate networks may fail to develop or may develop more slowly than anticipated. If this market fails to develop or develops more slowly than anticipated, our business would be harmed, and our results of operations and financial condition would be adversely affected.

Many competing technologies serve our target market. If the DSL technology upon which our products are based does not succeed as a technological solution for broadband access, we would not be able to sustain or grow our business.

  The market for high-speed data transmission services has several competing technologies which offer alternative solutions, and the demand for DSL services is uncertain in light of this competition. Technologies which compete with DSL are:

  . other access solutions provided by telephone network service providers such as dial-up analog modems, integrated services digital networks
     (ISDN) and T1 services;

  .  broadband wireless technologies; and

  .  broadband cable technologies.

  The introduction of new products based on these or alternative technologies or the emergence of new industry standards could render our products less competitive or obsolete. If any of these events occur, we would be unable to sustain or grow our business.

  If these alternatives gain market share at the expense of DSL technologies, demand for our products would be reduced, and we would be unable to sustain or grow our business. Additionally, wireless and cable network service providers are well funded, and cable network service providers have large existing customer bases. As a result, competition from these companies is intense and expected to increase.

We depend upon network service providers to deploy DSL services in a broad and timely manner, and if they do not, we would be unable to sell our products.

  We sell our products to network service providers who in turn sell them to end users in connection with the service provider's deployment of DSL services. If the network service providers fail to deploy DSL services, we would be unable to sell our products as anticipated, if at all. Factors that impact deployments include:

  . a prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;

  . the development of a viable business model for DSL services, including the capability to market, sell, install and maintain DSL services;

  . cost constraints, such as installation costs and space and power requirements at the network service providers' central offices;

  . varying and uncertain conditions of the installed copper wire, including size and length, electrical interference, and crossover interference with voice and data telecommunications services;

  . problems of interoperability among DSL network equipment vendors' products;

  .  evolving industry standards for DSL technologies; and

  .  domestic and foreign government regulation.

Risks Within the DSL Industry

Competition within the DSL market is intense and includes numerous, well established competitors. If we are unable to compete effectively, our business would be harmed.

  Competition in the DSL customer premises equipment market is intense, and we expect competition to increase. Many of our competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than we have. In addition, many of our competitors are able to offer their customers a range of products of which customer premises equipment is only one element. Our customers may prefer to purchase from fewer vendors, and may therefore favor competitors with broader product offerings. If we are unable to compete successfully, our business will be harmed and our results of operations and financial condition would be adversely affected. We cannot assure you that we will have the financial resources, technical expertise or marketing, distribution and support capabilities to compete successfully.

  Competitive pressures could adversely affect us in the following ways:

  . reduce demand for our products if customers shift their purchasing to competitors; or

  . cause us to reduce prices on our existing or future products and thereby adversely affect our gross margins.

Our failure to enhance our existing products or to develop and introduce new products that meet changing customer requirements and emerging industry standards would adversely impact our ability to sell our products.

  The market for high-speed broadband access is characterized by rapidly changing customer demands and short product life cycles. If our product development and enhancements take longer than planned, the availability of our products would be delayed. Any such delay could adversely impact our ability to sell our products and our results of operations and financial condition would be adversely affected. Our future success will depend in large part upon our ability to:

  .  identify and respond to emerging technological trends in the market;

  . develop and maintain competitive products that meet changing customer demands;

  . enhance our products by adding innovative features that differentiate our products from those of our competitors;

  .  bring products to market on a timely basis;

  .  introduce products that have competitive prices; and

  . respond effectively to new technological changes or new product announcements by others.

Our current products are not interoperable with certain products offered by suppliers to our customers and are subject to evolving industry standards. If our products do not interoperate with our target customers' networks or an industry standard that achieves market acceptance, customers may refuse to purchase our products.

  In some cases, network equipment vendors, such as Cisco Systems, Inc., sell to our target customers proprietary or unique systems with which our products will not function. In these cases, potential customers that have purchased network equipment that does not function with our DSL customer premises equipment will not purchase our products for those incompatible networks.

  Also, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by our target customers, could require us to redesign our products. If such standards become widespread and our products do not meet these standards, our product sales would decrease, and our business would be harmed. Additionally, the adoption of new standards increases the risk that competitors could more easily develop products that directly compete with our products, which could result in greater competition and pricing pressure.

We may not be able to produce sufficient quantities of our DSL products because we depend on third-party manufacturers. If these manufacturers fail to produce our products in a timely manner, our ability to fulfill our customer orders would be adversely impacted.

  We rely upon third parties to manufacture our products and we expect this to continue in the future. In particular, ACT Manufacturing manufactures the majority of our products. In June, 2000 we advanced ACT Manufacturing $50 million against future production of our products. If ACT Manufacturing fails to produce products for us we may lose all or part of the $50 million advance.

  In addition, our success depends, in significant part, on our third party manufacturers to cost effectively produce our products in sufficient quantities to meet demand. There are a number of risks associated with relying on third-party manufacturers, including the following:

  .  reduced control over delivery schedules;

  .  reduced control over quality and quality assurance; and

  .  reduced control over manufacturing yields and costs.

  We have no long-term contracts or arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms or the extension of credit limits. The competitive dynamics of our market require us to obtain components at favorable prices, but we may not be able to obtain additional volume purchase or manufacturing arrangements on terms that we consider acceptable, if at all. If we enter into a high-volume or long-term supply arrangement and subsequently decide that we cannot use the products or services provided for in the agreement, our business would also be harmed.

We may not be able to produce sufficient quantities of our products because we obtain certain key components from, and depend on, certain sole-source suppliers. If we are unable to obtain these sole-source components, we would not be able to ship our products in a timely manner and our relationships with our customers could be harmed.

  We obtain certain parts, components and equipment used in our products from sole sources of supply. For example, we obtain certain semiconductor chipsets from Alcatel Microelectronics, Motorola, Inc., Analog Devices, Inc., Texas Instruments Incorporated, and Conexant Systems, Inc. We also rely on Texas Instruments Incorporated, Samsung Semiconductor Inc., and VLSI Technology, Inc. to manufacture our application specific integrated circuits.

  Although we have agreements with many of these component providers, these agreements do not require the vendors to meet our supply demands. In recent periods we have experienced difficulties in obtaining adequate supplies of certain components, particularly chipsets from Alcatel and Motorola. In addition, certain standard components, such as flash memory, have been in short supply and, as a result, have been more expensive than anticipated.

  Although these difficulties have not resulted in revenue shortfalls in prior periods, they have lead to higher costs and to extended delivery times for customer orders. In future periods, we could continue to experience component supply difficulties which could continue to result in higher than anticipated costs, extended delivery cycles and, if sufficiently severe, could cause our revenues to fail to meet analyst expectations. Moreover, to the extent that we experience component supply difficulties and our competitors do not, our customers may elect to move their business to a competitor in order to ensure timely delivery. Recapturing any business lost due to delayed deliveries may be difficult or impossible. Any of these outcomes could harm our business.

We may be subject to product returns and product liability claims resulting from defects in our products. Product returns and product liability claims could result in the failure to attain market acceptance of our products and harm our business.

  Our products are complex and may contain undetected defects, errors or failures. The occurrence of any defects, errors or failures could result in delays in installation, product returns and warranty claims beyond that for which we have established reserves. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would harm our business and adversely affect our operating results and financial condition.

  Although we have not experienced any material product liability claims to date, the sale and support of our products entail the risk of these claims. A successful product liability claim brought against us could be expensive, divert the attention of management from ordinary business activities and, correspondingly, harm our business.

Risks That May Cause Financial Fluctuations

We have incurred net losses since our inception and expect future losses. Accordingly, we may not be able to achieve profitability, and even if we do become profitable, we may not be able to sustain profitability.

  Due to our limited operating history and our history of losses, we may never be able to achieve profitability, and even if we do, we may not be able to remain profitable. To achieve profitable operations on a continuing basis, we must successfully design, develop, test, manufacture, introduce, market and distribute our products on a broad commercial basis.

  In addition to the foregoing, in connection with our acquisition of Flowpoint Corporation in December 1999, we recorded approximately $925.7 million of intangible assets which we are amortizing at the rate of approximately $47.4 million per quarter over a five year period. In connection with the acquisition of Network TeleSystems, Inc. in May 2000, we recorded approximately $17.9 million of intangible assets which we are amortizing at the rate of approximately $895,000 per quarter over a five year period. This goodwill amortization will adversely affect operating results. Therefore, even if we achieve positive cash flow from operations, we expect to continue to be unprofitable for a significant additional period.

  The recoverability of the recorded goodwill is dependent on significant future cash flows from the combined operations of FlowPoint, NTS and Efficient, especially the successful introduction of new products derived from technologies acquired from FlowPoint and NTS. Failure to introduce these products timely due to a variety of possible factors such as weaker than expected market conditions, or our inability to successfully develop the technologies acquired, could adversely impact the cash flows generated from the acquired businesses and accordingly impair the recorded goodwill amount. If in the future if we determine that the recorded goodwill is impaired, it would be necessary for us to write off the impairment which will adversely affect operating results.

  Our ability to become operationally profitable will depend on a number of factors, many of which are beyond our control. These factors include:

  . the rate of market acceptance of DSL broadband access in general and the demand for our products in particular;

  . our ability to reduce the manufacturing and component costs of our products;

  . the competitive environment for DSL customer premises equipment and the rate at which the prices that we are able to command for our products may decline; and

  . our ability to achieve manufacturing and operational efficiencies as we grow our operations.

  Due to these factors, we cannot forecast with any degree of accuracy when or if we will become operationally profitable or, if we achieve such profitability, that we would be able to sustain it.

We have a short operating history and, as a result, it is difficult to predict our future results of operations.

  We have a short operating history upon which to evaluate our business. We first commenced product shipments in August 1994 and did not introduce DSL products until March 1998. Due to our limited operating history, it is difficult or impossible for us to predict future results of operations. You should not expect future revenue growth to be comparable to our recent revenue growth. In addition, we believe that comparing different periods of our operating results is not meaningful, and you should not rely on the results for any period as an indication of our future performance. Investors in our common stock must consider our business and prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in rapidly evolving markets such as ours.

If sales forecasted for a particular period are not realized in that period due to the lengthy sales cycle of our products, our operating results for that period would be adversely affected.

  If we fail to realize forecasted sales for a particular period, our operating results would be adversely affected and our stock price would likely decline and could decline significantly. The sales cycle of our products is typically lengthy and involves:

  .  a significant technical evaluation;

  . delays associated with network service providers' internal procedures to commit to a particular product line offering and approve large capital expenditures;

  . time required to deploy new technologies within service providers' networks; and

  .  testing and acceptance of new technologies.

  For these and other reasons, a sale of our products generally requires six to twelve months to complete. Furthermore, the announcement and projected implementation of new standards may affect sales cycles, as network service providers may choose to delay large-scale deployment of DSL services until compliant products are available.

Our product cycles tend to be short, and we may incur substantial non-recoverable expenses or devote significant resources to sales that do not occur when anticipated.

  In the rapidly changing technology environment in which we operate, product cycles tend to be short. Therefore, the resources we devote to product sales and marketing may not generate material revenues for us, and from time to time we may need to write off excess and obsolete inventory. If we incur substantial sales, marketing and inventory expenses in the future that we are not able to recover, and we are not able to compensate for such expenses, our operating results would be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our business would be harmed, and our results of operations and financial condition would be adversely affected.

Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to decline.

  Our operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price is likely to decline, potentially dramatically. We cannot assure you that this will not occur because of the numerous factors that could cause our revenues and costs to fluctuate.

  These factors include the following:

  .  the timing and size of sales of our products and services;

  .  announcements of new products and product enhancements by competitors;

  .  the entry of new competitors into our market, including by acquisition;

  . unexpected delays in introducing new or enhanced products, including manufacturing delays;

  .  the mix and average selling prices of the products we sell;

  .  the volume and average cost of products manufactured; and

  .  the effectiveness of our product cost reduction efforts.

Our customer base is concentrated, and the loss of one or more of our customers could harm our business.

  Because DSL service relies upon existing telephone lines to reach end users, a substantial majority of potential DSL end-user accounts in the U.S. and in other countries are controlled by a relatively small number of network service providers. If we are not successful in maintaining relationships with these few network service providers and the network equipment vendors that supply them, our business will be harmed.

  Although deregulation and increasing competition are expanding our potential customer base, a small number of customers has accounted for a large portion of our revenues to date. We sell our DSL products primarily to network service providers, network equipment vendors and telephone company-aligned distributors. We expect to continue to be dependent upon a relatively small number of large customers in future periods, although the specific customers may vary from period to period. If we are not successful in maintaining relationships with key customers, and winning new customers, our business would be harmed.

We derive a substantial amount of our revenues from international sources, and difficulties associated with international operations could harm our business.

  Since inception, a substantial portion of our revenues has been derived from customers located outside of the United States, and we expect this trend to continue. Revenues derived from customers located outside of the United States represented 23.2%, 32.2% and 21.4% of our net revenues in fiscal 1998, 1999 and 2000, respectively, and 22.1% of our net revenues for the quarter ended September 30, 2000. We believe that our continued growth and ability to attain profitability will require us to continue to penetrate international markets. If we are unable to successfully overcome the difficulties associated with international operations and maintain and expand our international operations, our business would be harmed. These difficulties include:

  . difficulties staffing and managing foreign operations in our highly technical industry;

  . changes in regulatory requirements which are common in the telecommunications industry;

  . licenses, tariffs and other trade barriers imposed on products such as ours;

  .  political and economic instability especially in Asia and the Pacific;

  .  potentially adverse tax consequences;

  . difficulties obtaining approvals for products from foreign governmental agencies which regulate networks;

  . compliance with a wide variety of complex foreign laws and treaties relating to telecommunications equipment; and

  . delays or difficulties collecting accounts receivable from foreign entities that are not subject to suit in the United States.

  To date, our international sales and component purchases have been denominated solely in U.S. dollar and, accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates. In the future, a portion of our international sales may be denominated in currencies other than U.S. dollars, which would expose us to gains and losses based upon exchange rate fluctuations. Such gains and losses may contribute to fluctuations in our operating results.

Risks That May Affect Our Ability to Execute Our Business Plans

Our business could be adversely affected if we do not adequately address the risks associated with acquired technologies or companies.

  As part of our business strategy, we expect to continue to review potential acquisitions that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. In December 1999, we acquired Flowpoint Corporation, in May 2000, we acquired Network TeleSystems, Inc., and in September 2000, we acquired Multimedia Development Corporation. In connection with future acquisitions, we could issue equity securities that would dilute our current stockholders' percentage ownership, incur substantial debt, or assume contingent liabilities. Such actions by us could seriously harm our results of operations and/or the price of our common stock. Acquisitions also entail numerous other risks which could adversely affect our business, results of operations and financial condition, including:

  . difficulties in assimilating acquired operations, technologies or products;

  . unanticipated costs or capital expenditures associated with the acquisition;

  . acquisition-related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operations;

  .  diversion of management's attention from our business;

  . adversely affect existing business relationships with suppliers and customers; and

  . failure to successfully integrate these businesses, products, technologies and personnel.

We rely on indirect distribution channels and strategic relationships to sell and manufacture our products, and if we are not able to maintain existing and develop additional strategic relationships and indirect distribution channels, our business would be harmed.

  Our business strategy relies on our strategic relationships with network equipment vendors, network service providers, and suppliers of DSL technology. If our existing relationships are not successful or our competitors are better able to develop these relationships, our business would be harmed. End users typically purchase DSL customer premises equipment from network service providers, and network service providers may purchase DSL customer premises equipment from independent network equipment vendors and distributors. We typically work closely with our potential customers and suppliers to ensure interoperability of products with customer networks and of components with our DSL customer premises equipment. In addition, we rely on our strategic relationships with telephone company-aligned distributors in order to broaden our distribution network. Also, larger vendors of DSL customer premises equipment may be able to leverage their size and established distribution channels to gain a significant competitive advantage over us. We cannot assure you that we will be able to maintain or expand our existing strategic relationships or that we will be able to establish new relationships in the future.

We continue to rapidly and significantly expand our operations and we may engage in future acquisitions that dilute our stockholders, cause us to incur debt and assume contingent liabilities, and, our failure to manage growth could harm our business and adversely affect our results of operations and financial condition.

  We have rapidly and significantly expanded our operations, including the number of our employees, the geographic scope of our activities and our product operations. We expect that further significant expansion will be required to address potential growth in our customer base and market opportunities. Any failure to manage growth effectively could harm our business and adversely affect our operating results and financial condition. We cannot assure you that we will be able to do any of the following, which we believe are essential to successfully manage the anticipated growth of our operations:

  . improve our existing and implement new operational, financial and management information controls, reporting systems and procedures;

  .  hire, train and manage additional qualified personnel;

  .  expand and upgrade our core technologies; and

  . effectively manage multiple relationships with our customers, suppliers and other third parties.

  In the future, we may also experience difficulties meeting the demand for our products. The installation and use of our products require training. If we are unable to provide training and support for our products, more time may be necessary to complete the implementation process and customer satisfaction may be adversely affected. In addition, our suppliers may not be able to meet increased demand for our products. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations.

Competition for qualified personnel in the networking equipment and telecommunications industries is intense, and if we are not successful in attracting and retaining these personnel, our business would be harmed.

  Our future success will depend on the ability of our management to operate effectively, both individually and as a group. Therefore, the future success of our business will also depend on our ability to attract and retain high-caliber personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could harm our business.

  Because competition for qualified personnel in the networking equipment and telecommunications industries is intense, we may not be successful in attracting and retaining such personnel. We are seeking to hire a significant number of additional personnel in the near future, including direct sales and marketing personnel. There may be only a limited number of people with the requisite skills to serve in those positions, and it may become increasingly difficult to hire these people. In addition, we are actively searching for research and development engineers, who also are in short supply. Our business will be harmed if we encounter delays in hiring additional engineers. Furthermore, competitors and others have in the past and may in the future attempt to recruit our employees. We do not have employment contracts with any of our key personnel.

The loss of the services of one or more of our executive officers or key employees could harm our business.

  Our executive officers and certain key sales, engineering and management personnel may not remain with us in the future. Our executive officers and key personnel and in particular Mark A. Floyd, our Chairman of the Board, Bruce W. Brown, our Chief Executive Officer, and Patricia W. Hosek, our Executive Vice President of Product Operations are critical to our business and its future success. If we lost the services of one or more of our executive officers or key employees, we would need to devote substantial resources to finding replacements, and until replacements were found, we would be operating without the skills or leadership of such personnel, either of which could have a significant adverse effect on our business. None of our officers or key employees is bound by agreements for any specific employment term or covenants not to compete.

Our future success will depend in part on our ability to protect our proprietary rights and the technologies used in our principal products, and if we do not enforce and protect our intellectual property or if others bring infringement claims against us, our business would be harmed.

  We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights. However, these measures afford only limited protection. Our failure to adequately protect our proprietary rights may adversely affect us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary.

  From time to time, third parties, including our competitors, have asserted patent, copyright and other intellectual property rights to technologies that are important to us. For example, we have received a letter from IBM indicating that they hold patents on certain aspects of DSL technology, and urging us to begin negotiating a license to the patent. We are evaluating the IBM patents, and have not yet determined whether to seek a license. Even if we elect to pursue a license from IBM, there can be no assurances we would find the license terms acceptable. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the high-speed data access market grows and the functionality of products overlaps.

  Litigation of intellectual property rights can be expensive and require significant management time and attention, even if ultimately successful. Moreover, in the event of an adverse result in any future litigation with third parties relating to proprietary rights, we could be required:

  . to pay substantial damages, including treble damages if we are held to have willfully infringed;

  .  to halt the manufacture, use and sale of infringing products;

  .  to expend significant resources to develop non-infringing technology; or

  .  to obtain licenses to the infringing technology, if available.

Our products and those of our customers are subject to government regulations, and changes in current or future laws or regulations that negatively impact our products and technologies could harm our business.

  The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire communications industry including our customers and their products and services that incorporate our products. Future FCC regulations affecting the broadband access services industry, our customers or our products may harm our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into certain markets or affect the prices that they are able to charge. In addition, international regulatory bodies are beginning to adopt standards for the communications industry. Delays caused by our compliance with regulatory requirements may result in order cancellations or postponements of product purchases by our customers, which would harm our business and adversely affect our results of operations and financial condition.

Additional Risks That May Affect Our Stock Price

We may engage in future acquisitions that dilute our stockholders, cause us to incur debt and assume contingent liabilities.

  As part of our business strategy, we expect to continue to review potential acquisitions that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. In the event of such future acquisitions, we could issue equity securities that would dilute our current stockholders' percentage ownership, incur substantial debt, or assume contingent liabilities. Such actions by us could seriously harm our results of operations and/or the price of our common stock. Acquisitions also entail numerous other risks which could adversely affect our business, results of operations and financial condition, including:

  . difficulties in assimilating acquired operations, technologies or products;

  . unanticipated costs or capital expenditures associated with the acquisition;

  . acquisition related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operations;

  .  diversion of management's attention from our business;

  . adversely affect existing business relationships with suppliers and customers; and

  . failure to successfully integrate these businesses, products, technologies and personnel.

Certain provisions of our charter documents may make acquiring control of our company more difficult for a third party, which could adversely affect our stock's market price or lessen any premium over market price that an acquirer might otherwise pay.

  Our charter documents contain provisions providing for a classified board of directors, eliminating cumulative voting in the election of directors and restricting our stockholders from acting without a meeting. These provisions may make certain corporate actions more difficult and might delay or prevent a change in control and therefore limit the price that new investors will pay for our stock. Further, the board of directors may issue new shares of preferred stock with certain rights, preferences, privileges and restriction, including voting rights, without any vote by our stockholders. Our existing stockholders may be adversely affected by the rights of this preferred stock. New preferred stock might also be used to make acquiring control more difficult. We have no current plans to issue shares of preferred stock. We will also indemnify officers and directors against losses incurred in legal proceedings to the broadest extent permitted by Delaware law.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sale by the selling securityholders of the common stock.

                            SELLING SECURITYHOLDERS

  The following table contains information as of [    ], 2000, with respect to
the selling securityholders and the common stock beneficially owned by the selling securityholders that may be offered using this prospectus.

                           Number of Shares
                             Beneficially                         Number of Shares
                          Owned Prior to the     Number of    Beneficially Owned After
                             Offering(1)      Shares That May     the Offering(2)
                         -------------------- Be Sold in the  ----------------------------
          Name            Number   Percentage    Offering       Number       Percentage
          ----           --------- ---------- --------------- ------------- --------------
 Barry A. McConachie.... 1,221,455    2.1%        610,728           610,727          1.0%
 Duane E. Schrodt....... 1,221,455    2.1%        610,728           610,727          1.0%

--------
(1) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 59,066,242 shares of common stock outstanding as of December 31, 2000.

(2)  Assumes the sale of all shares that may be sold in the offering.

                             PLAN OF DISTRIBUTION

  We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

  .  directly by the selling securityholders; or

  . through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common stock.

  If the common stock is sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

  The common stock may be sold in one or more transactions at:

  .  fixed prices;

  .  prevailing market prices at the time of sale;

  .  varying prices determined at the time of sale; or

  .  negotiated prices.

  These sales may be effected in transactions:

  . on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

  .  in the over-the-counter market;

  . in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  . through the writing or purchase of non-traded and exchange-traded options;

  .  by pledge to secure debts and other obligations;

  .  in hedge transactions and in settlement of other transactions; or

  .  in a combination of any of the above transactions.

  These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

  In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling securityholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

  Our common stock trades on the Nasdaq National Market under the symbol
"EFNT."

  There can be no assurance that the selling securityholders will sell any or all of the common stock pursuant to this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

  We are paying all of the expenses related to the registration of the resale of the common stock.

                                 LEGAL MATTERS

  The validity of the issuance of Efficient's securities offered by this prospectus will be passed upon for Efficient by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The consolidated balance sheets of Efficient Networks, Inc. as of June 30, 1999 and 2000, and the consolidated financial statements for each of the years in the three-year period ended June 30, 2000 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Flow Point Corporation as of March 31, 1998, August 31, 1998 and February 28, 1999 and for the years ended March 31, 1997 and 1998, the five-month period ended August 31, 1998 and the six-month period ended February 28, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses to be paid by the Registrant in connection with this offering. All amounts are estimates except for the registration fee:

   Securities and Exchange Commission registration fee................. $ 3,030
   Accounting fees and expenses........................................  10,000
   Legal fees and expenses.............................................  15,000
   Miscellaneous.......................................................   1,970
                                                                        -------
     Total............................................................. $30,000
                                                                        =======

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF EFFICIENT

  The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law.
Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

  Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

  Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

  The Registrant's certificate of incorporation and bylaws provide that it will indemnify its directors and executive officers, and that it may indemnify its other officers and employees and other agents, to the fullest extent permitted by law. The Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant's bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. The Registrant has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in its bylaws. These agreements, among other things, provide for indemnification of the Registrant's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer of the Registrant or at its request. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. The Registrant also maintains directors and officers liability insurance. At present, the Registrant is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Registrant where indemnification will be required or permitted. Furthermore, the Registrant is not aware of any threatened litigation or proceeding that might result in a claim for indemnity by these individuals.

Item 16. EXHIBITS

  The following exhibits are filed herewith or incorporated by reference herein:

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
   4.1   Certificate of Incorporation (1)

   4.2   Bylaws, as amended (2)

   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

  23.1   Consent of KPMG LLP

  23.2   Consent of KPMG LLP

  23.3   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1)

  24.1   Power of Attorney of certain directors and officers of Efficient
         Networks, Inc. (see pages II-4 and II-5 of this Form S-3)

  99.1 Registrant's restated consolidated balance sheets as of June 30, 2000 and 1999 and restated consolidated financial statements for each of the three years in the three year period ended June 30, 2000 (3)

--------
(1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-77795) declared effective July 14, 1999.

(2) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K (File No. 000-26473) for the fiscal year ended June 30, 1999.

(3) Incorporated by reference to Financial Statements and Pro Forma Financial Information and Exhibits filed with the Registrant's Form 8-K (file No. 000-26473) as filed with the Commission on January 16, 2001.

Item 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

    (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 16, 2001.

                                          EFFICIENT NETWORKS, INC.

                                               /s/ Bruce W. Brown
                                          By: _________________________________

                                          Name: Bruce W. Brown
                                          Title: Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bruce W. Brown and Jill S. Manning, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Bruce W. Brown              Chief Executive Officer     January 16, 2001
______________________________________  and Director (Principal
            Bruce W. Brown              Executive Officer)

       /s/ Jill S. Manning             Vice President and Chief    January 16, 2001
______________________________________  Financial Officer
           Jill S. Manning              (Principal Financial and
                                        Accounting Officer)

        /s/ Mark A. Floyd              Chairman of the Board of    January 16, 2001
______________________________________  Directors
            Mark A. Floyd

        /s/ James P. Gauer             Director                    January 16, 2001
______________________________________
            James P. Gauer

        /s/ Robert A. Hoff             Director                    January 16, 2001
______________________________________
            Robert A. Hoff

    /s/ William L. Martin III          Director                    January 16, 2001
______________________________________
        William L. Martin III

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ Thomas H. Peterson           Director                    January 16, 2001
______________________________________
          Thomas H. Peterson

       /s/ Anthony T. Maher            Director                    January 16, 2001
______________________________________
           Anthony T. Maher

                                       Director
______________________________________
            Robert C. Hawk

                                 EXHIBIT INDEX

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
   4.1   Certificate of Incorporation (1)

   4.2   Bylaws, as amended (2)

   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

  23.1   Consent of KPMG LLP

  23.2   Consent of KPMG LLP

  23.3   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1)

  24.1   Power of Attorney of certain directors and officers of Efficient
         Networks, Inc. (see pages II-4 and II-5 of this Form S-3)

  99.1 Registrant's restated consolidated balance sheets as of June 30, 2000 and 1999 and restated consolidated financial statements for each of the three years in the three year period ended June 30, 2000 (3)

--------
(1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-77795) declared effective July 14, 1999.

(2) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K (File No. 000-26473) for the fiscal year ended June 30, 1999.

(3) Incorporated by reference to Financial Statements and Pro Forma Financial Information and Exhibits filed with the Registrant's Form 8-K (file No. 000-26473) as filed with the Commission on January 16, 2001.